Exhibit 4.1

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED
(THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM.

THIS NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE INTERCREDITOR AND SUBORDINATION AGREEMENT, DATED AS OF SEPTEMBER 13, 2013, TO BE EFFECTIVE AS OF SEPTEMBER 1, 2013, BY AND AMONG JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT, USMD HOLDINGS, INC. AND THE HOLDER OF THIS NOTE, AS SUCH INTERCREDITOR AND SUBORDINATION AGREEMENT MAY BE AMENDED, RESTATED, REPLACED, REFINANCED, SUPPLEMENTED OR MODIFIED FROM TIME TO TIME (THE “SUBORDINATION AGREEMENT”).

5% CONVERTIBLE SUBORDINATED NOTE DUE 2019

Note No. [ ]	$[ ]

USMD Holdings, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to the order of [                                ], or assigns (the “Holder”), at the time and in the manner hereinafter provided, the principal sum of [                                ] DOLLARS ($[                    ]). This Note is one of the several 5% Convertible Subordinated Notes Due 2019 (collectively, the “Notes”) in the aggregate principal amount of $24,341,764.00 issued pursuant to those certain Securities Exchange Agreements, dated as of September 1, 2013, and relating to acquisition by the Company of the Class P Units of USMD Hospital at Arlington, L.P.

1. Payment.

(a) Principal Amount. The outstanding principal amount of this Note together with all interest accrued thereon, shall be due and payable on March 1, 2019.

(b) Interest. Interest shall accrue on the unpaid principal balance of this Note at the rate of 5.0% per annum. Accrued and unpaid interest shall be due and payable on September 30, , 2013, and thereafter on the last day of each month, until the principal amount of this Note, plus all accrued interest thereon, has been paid in full. Interest under this Note shall accrue based on the actual number of days elapsed in a year assumed to consist of 365 days. Upon the occurrence of an Event of Default (as defined herein), and for so long as such Event of Default continues, interest shall accrue on the outstanding principal amount of this Note at the rate of 7.00% per annum.

(c) Manner of Payment. Payment shall be made in immediately available funds in accordance with the written wire transfer instructions supplied by the Holder from time to time to the Company.

2. Prepayment. Subject to the terms of the Subordination Agreement, this Note may be prepaid in whole or in part from time to time on and after September 1, 2014 upon 60 days’ prior written notice to the Holder. Any partial prepayment shall be applied first to accrued but unpaid interest hereon, if any, with the remainder of any such prepayment being applied to the reduction of principal.

3. Conversion.

(a) Right of Conversion; Procedures for Conversion. The Holder shall have the right at any time after September 1, 2014 to convert all or any part of the unpaid principal balance of this Note into shares of common stock of the Company (“Common Stock”) at the rate (“Conversion Rate”) of one share of Common Stock for each $23.37 of principal, subject to adjustment pursuant to the provisions hereof. In order to exercise the right of conversion, the Holder shall surrender this Note to the Company at its principal offices, accompanied by a completed Conversion Notice (in the form of Exhibit A hereto) notifying the Company that the Holder elects to convert all or a portion of this Note into shares of Common Stock (such shares issued upon conversion being referred to herein as the “Conversion Shares”). The conversion shall be deemed to have been effected as to this Note (or portion thereof) on the date on which the requirements set forth in this Section 3(a) have been satisfied (such date, the “Conversion Date”), and the person in whose name any Conversion Shares shall be issuable upon such conversion shall be deemed to have become on the Conversion Date the holder of record of the shares represented thereby; provided, however, that any such surrender on any date when the stock transfer books of the Company shall be closed shall constitute the person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Rate in effect on the date upon which this Note shall be surrendered.

(b) Payment of Interest upon Conversion. The Company shall pay in cash, upon the surrender of this Note or portion thereof for conversion during the period from the close of business on any interest payment date to which interest has been fully paid through the close of business on the business day preceding the next such interest payment date, accrued and unpaid interest, if any, on this Note or portion thereof surrendered for conversion to, but excluding, the Conversion Date. Any such payment of interest shall be made with respect to this Note within five business days after the Conversion Date. Except as provided in this Section 3(b), no adjustment shall be made for interest accrued on any of the Notes converted or for dividends on any shares issued upon the conversion of the Notes as provided in this Section 3.

(c) Cash Payments in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of Notes. If any fractional share of stock otherwise would be issuable upon the conversion of this Note, the Company shall calculate and pay a cash adjustment in lieu of such fractional share at the current market value thereof to the holder of Notes. The current market value of a share of Common Stock shall be the “Closing Price” on the first trading day immediately preceding the day on which this Note is deemed to have been converted. As used herein, “Closing Price” shall mean the closing price of the Common Stock on the principal national securities exchange on which the Common Stock is then quoted or listed or admitted to trading, or (if not so available) in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose, or (if no such firm is able to be selected) a price determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a board resolution.

(d) Adjustment of Conversion Rate. The Conversion Rate and the number of Conversion Shares shall be subject to adjustment from time to time as follows:

(i) Consolidation, Merger, Sale, Conveyance. If the Company at any time shall consolidate or merge with, or sell or convey all or substantially all of its assets to, any other corporation (each of which shall constitute a “Major Event”), the Holder shall thereafter be entitled to purchase at the Conversion Rate then in effect such number and kind of securities as would have been issuable or distributable on account of such Major Event upon or with respect to this Note immediately prior to such Major Event. The Company shall take such steps in connection with such Major Event as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or property thereafter deliverable upon the conversion of this Note. The foregoing provisions shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the provisions of this Section 3 shall apply to such securities of such successor or purchaser after a Major Event.

(ii) Stock Dividend, Reclassification, etc. If the Company shall (A) pay a dividend in or make a distribution of shares of its capital stock, (B) subdivide its outstanding Common Stock, (C) combine its outstanding Common Stock into a smaller number of shares of Common Stock, or (D) issue any securities in a reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), the number of Conversion Shares shall be adjusted so that the Holder shall be entitled to receive the kind and number of shares or other securities of the Company which the Holder would have owned or would have been entitled to receive after the happening of any of the events described above, had the Note been converted and the Conversion Shares been issued pursuant to this Section 3 immediately prior to the happening of such event or any record date with respect thereto.

4. Transfers of Notes by Holders.

(a) Transfers Generally. This Note may not be transferred to any person other than a “Permitted Transferee” of the Holder without the prior written consent of the Company, which shall not be unreasonably withheld. As used herein, a “Permitted Transferee” shall mean (i) another holder of the Notes; (ii) in the case of any Holder who is an individual, the spouse and lineal descendants of such Holder, a trust for the benefit of any of the foregoing or any entity controlled by the Holder, his spouse and his lineal descendants; or (iii) in the case of any Holder which is an entity, any entity controlled by or controlling such entity.

(b) Note Register; Process of Transfer. The Company shall cause to be kept at its principal executive office a register (the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of the holders of Notes and of transfers of Notes. If the Holder of this Note desires to transfer this Note, the Holder shall complete the Certificate of Transfer (in the form of Exhibit B hereto) and the proposed transferee shall complete the Letter of Representations (in the form of Exhibit C hereto), each of which shall be presented to the Company with the original of this Note. Upon receipt and, if necessary, approval by the Company of such requested transfer, the Company shall execute, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like aggregate principal amount and bearing such restrictive legends as may be required by applicable law. No service charge shall be charged to the Holder for any exchange or registration of transfer of Notes, but the Company may require payment of a sum sufficient to cover any tax, assessments or other governmental charges that may be imposed in connection therewith. Notwithstanding the foregoing, the Company shall not be required to exchange or register a transfer of (i) any Notes which have been called for redemption or (ii) any Notes surrendered for conversion.

(c) Newly Issued Notes. Any Note issued upon any transfer or exchange of, or in replacement for, this Note shall be the valid obligation of the Company, evidencing the same debt, and entitled to the same benefits as the Note surrendered upon such registration of transfer or exchange and shall be expressly subject to the terms and conditions of the Subordination Agreement.

(d) Reliance on Named Holder. Prior to due presentment for the registration of a transfer of any Note, the Company may deem and treat the person in whose name this Note is registered as the absolute owner of this Note for the purpose of receiving payments of principal and interest and for all other purposes.

(e) Mutilated, Destroyed, Lost or Stolen Notes. In case any Note shall become mutilated or be destroyed, lost or stolen, the Company in its discretion may execute a new Note in exchange and substitution for the mutilated Note, or in lieu of and in substitution for the Note so destroyed, lost or stolen. The Company may require indemnity to save it harmless from any loss, liability, cost or expense caused by or connected with such substitution, and, in every case of destruction, loss or theft, the applicant shall also furnish to the Company, evidence to its reasonable satisfaction of the destruction, loss or theft of such Note and of the ownership thereof.

5. Subordination. By acceptance of this Note, the Holder unconditionally and irrevocably acknowledges and agrees that the Company’s obligations and the Holder’s rights hereunder shall be and hereby are at all times and in all respects, and for all purposes, subject to the terms and conditions of the Subordination Agreement.

6. Events of Default. Should any of the following events (each of which is herein called an “Event of Default”) occur, the Company shall be in default hereunder:

(a) the Company defaults in the payment of the principal of, or interest on, this Note, and such failure continues for a period of three business days after written notice of such default; or

(b) the Company defaults with respect to any Senior Indebtedness (as defined herein), which default results in the acceleration of Senior Indebtedness in excess of $2,500,000, and such Senior Indebtedness shall not have been discharged or such acceleration shall not have been rescinded or annulled for a period of 30 days after there shall have been given to the Company a written notice specifying such default and requiring the Company to cause such Senior Indebtedness to be discharged or cause such default to be cured or waived or such acceleration to be rescinded or annulled; or

(c) the Company or any material subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered into adjudicating the Company or any material subsidiary bankrupt or insolvent; or any order for relief with respect to the Company or any material subsidiary is entered under the Federal Bankruptcy Code; or the Company or any material subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or any material subsidiary or any substantial part of the assets of the Company or any material subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a subsidiary) relating to the Company or any material subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company or any material subsidiary and either (i) the Company or any such material subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within 60 days.

(d) As used herein, “Senior Indebtedness” means the principal of, and premium, if any, and interest on, reimbursement obligations, indemnification obligations, fees, costs and expenses in connection with and other amounts accrued or due on or in connection with (i) all indebtedness of the Company for monies borrowed, including, without limitation, commercial paper and accounts receivable sold or assigned by the Company, (ii) all obligations of the Company evidenced by any notes, debentures, bonds or other instruments issued to banks, trust companies, insurance companies, other financial institutions and other entities that in the ordinary course of business make loans, (iii) all obligations of the Company under any interest or currency swap agreements, hedging agreements, cap, floor and collar agreements, spot and forward contracts and other similar agreements, (iv) obligations in respect of letters of credit, bank guarantees and bankers acceptances, (v) obligations secured by a mortgage, pledge, security interest, lien or encumbrance affecting title to any of the Company’s assets, (vi) principal of, and interest on any indebtedness or obligations of others of the kinds described in (i) through (vi) above directly or indirectly assumed or guaranteed in any manner by the Company, and (vii) deferrals, renewals, increases, extensions, refinancings and refundings of, or amendments, modifications, restatements or supplements to, any such indebtedness or obligations described in (i) through (vi) above, in each case unless the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that the same is not senior in right of payment to the Notes. Notwithstanding the foregoing, “Senior Indebtedness” with respect to any Note shall not include (A) indebtedness of the Company evidenced by the other Notes, which shall rank equally and ratably with such Note, (B) any obligation of the Company to any subsidiary of the Company, (C) any liability for federal, state, local or other taxes owed or owing by the Company, (D) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (E) any indebtedness or obligation of the Company (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in right of payment to any other indebtedness or obligation of the Company or (F) any obligation with respect to any shares, interest, rights to purchase, warrants, options, participations or other equivalents of, or interests in, the equity of the Company.

7. Remedies.

(a) Subject to the terms of the Subordination Agreement, upon the occurrence of an Event of Default, the holders of at least 50.1% in interest of the Notes (the “Requisite Holders”) may declare the principal of and premium, if any, on all the Notes and the interest accrued thereon to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable. Subject to the terms of the Subordination Agreement, the Requisite Holders shall further be entitled and empowered to institute any actions or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company or any other obligor on the Notes and collect in the manner provided by law out of the property of the Company or any other obligor on the Notes wherever situated the monies adjudged or decreed to be payable.

(b) All rights of action and of asserting claims by the Requisite Holders may be enforced in their own name as trustee of an express trust for the benefit of all holders of the Notes, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Requisite Holders, their agents and counsel, be for the ratable benefit of the holders of the Notes.

(c) Notwithstanding the foregoing, the Holder of this Note, without the consent of either the Requisite Holders or the holder of any other of the Notes, in his own behalf and for his own benefit, may enforce, and may institute and maintain any proceeding suitable to enforce, such Holder’s rights of conversion as provided herein.

8. Company Waivers. The Company and all other parties now or hereafter liable hereon, severally waive grace, demand, presentment for payment, notice of dishonor, protest and notice of protest, notice of intention to accelerate, notice of acceleration, any other notice and diligence in collecting and bringing suit against any party hereto and agree (a) to all extensions and partial payments, with or without notice, before or after maturity, (b) to any substitution, exchange or release of any security now or hereafter given for this Note and (c) to the release of any party primarily or secondarily liable hereon. No delay on the part of the Holder in exercising any power or right under this Note shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude further exercise of that power or right.

9. Collection Fees. If an Event of Default occurs hereunder and this Note is placed in the hands of an attorney for collection (whether or not suit is filed), or if this Note is collected by suit or legal proceedings or through bankruptcy proceedings, the Company agrees to pay in addition to all sums then due hereon, including principal and interest, all expenses of collection, including, without limitation, reasonable attorneys’ fees.

10. Successors and Assigns. All references to the Company herein shall, and shall be deemed to, include its successors and assigns, and all covenants, stipulations, promises and agreements contained herein by or on behalf of the Company shall be binding upon its successors and permitted assigns, whether so expressed or not.

11. Amendments and Waivers.

(a) Amendments. The Company and the Requisite Holders may enter into amendments of the Notes; provided, however, that no such amendment shall: (i)(A) extend the fixed maturity of any Note, (B) reduce the rate or extend the time of payment of interest thereon, (C) reduce the principal amount thereof or reduce any amount payable on redemption or repurchase thereof, (D) impair or change in any respect adverse to the holder of Notes the terms of the Notes, (E) impair or adversely affect the right of any Noteholder to institute suit for the payment thereof, (F) change the currency in which the Notes are payable, or (G) subject to the terms set forth herein, impair or change in any respect adverse to the holders of the Note the right to convert the Notes into Common Stock, without the consent of the holder of each Note so affected; or (ii) reduce the percentage of Notes constituting “Requisite Holders” without the consent of the holders of all Notes then outstanding.

(b) Waivers. The Requisite Holders may on behalf of the holders of all of the Notes waive any past default or Event of Default and its consequences except (i) a default in the payment of the principal of the Notes when due, or (ii) a failure by the Company to convert any Note into Common Stock. Any such consent or waiver shall be conclusive and binding upon such holder and upon all future holders and owners of this Note and any Notes which may be issued in exchange or substitution hereof, irrespective of whether any notation thereof is made upon this Note or such other Notes.

12. Severability Clause. In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13. Notice. All notices to the Company required or permitted by this Note shall be sufficient if given in writing and executed by the Holder. All such notices to the Company shall be delivered by registered or certified mail, return receipt requested, or personally delivered, to the Company at its principal place of business on the date of the execution of this Note, or such other address as the Company may designate by written notice to the Holder of this Note.

14. Governing Law and Venue. This Note shall be deemed to be a contract made under the laws of the State of Texas, and for all purposes shall be governed by and construed in accordance with the laws of the State of Texas, exclusive of any such law under with the law of any other jurisdiction would apply. If any action is brought to enforce or interpret this Note, venue for such action shall be in Dallas County, Texas.

(Signature Page Follows.)

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered as of September 1, 2013.

USMD Holdings, Inc.

By:
John M. House, M.D.
Chief Executive Officer

Signature Page – 5% Convertible Subordinated Note due 2019

Exhibit A

Form of Conversion Notice

(See attached.)

CONVERSION NOTICE

USMD Holdings, Inc.

6333 North State Highway 161, Suite 200

Irving, Texas 75038

Attention: Chief Financial Officer

Gentlemen:

The undersigned registered holder of this Note hereby irrevocably exercises the option to convert this Note, or the portion hereof (which is $1,000 principal amount or an integral multiple thereof) designated below, into shares of common stock of USMD Holdings, Inc. in accordance with the terms of this Note. The undersigned further directs that the shares issuable and deliverable upon such conversion, together with a check in payment for any fractional shares and a Note representing any unconverted principal amount of the Note, if any, be issued and delivered to the registered holder of the Note unless a different name has been indicated below. If shares or any portion of this Note not converted are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.

Dated:

Principal amount to be converted: $

($1,000 principal amount or an integral multiple thereof):

If an individual:

Signature:

Printed Name:

If an entity:

Name of entity:

Signature:

Printed Name:

Title:

If shares are to be issued, and Notes if to be delivered, other than to and in the name of the registered holder:

Name:

Address:

Taxpayer Identification Number):

Exhibit B

Form of Certificate of Transfer

(See attached.)

CERTIFICATE OF TRANSFER

USMD Holdings, Inc.

6333 North State Highway 161, Suite 200

Irving, Texas 75038

Attention: Chief Financial Officer

Gentlemen:

Re: 5% Convertible Subordinated Note due 2019

Reference is hereby made to the 5% Convertible Subordinated Note due 2019 (the “Note”) issued by USMD Holdings, Inc. (the “Company”). Capitalized terms used but not defined herein shall have the meanings given to them in the Note.

                     (the “Transferor”) owns and proposes to transfer the Note, in the principal amount of $            , to                      (the “Transferee”). Transferor hereby certifies that it has complied with the terms and conditions of the Subordination Agreement and that (please check the appropriate spaces):

Approval of the transfer by the Company is not required because the Transferee is a “Permitted Transferee” by virtue of being:

An existing holder of a 5% Convertible Subordinated Note due 2019; or

In the case of a Transferor who is an individual, the spouse or lineal descendent of the Transferor, a trust for the benefit of any of the foregoing, or any entity controlled by the Transferor, his spouse and his lineal descendants; or

In the case of a Transferor which is an entity, any entity controlled by or controlling such entity.

Approval of the transfer by the Company is required.

If an individual:

Signature:

Printed Name:

If an entity:

Name of entity:

Signature:

Printed Name:

Title:

Exhibit C

Form of Letter of Representations

(See attached.)

Letter of Representations

USMD Holdings, Inc.

6333 North State Highway 161, Suite 200

Irving, Texas 75038

Attention: Chief Financial Officer

Gentlemen:

Re: 5% Convertible Subordinated Notes due 2019

Reference is hereby made to the 5% Convertible Subordinated Note due 2019 (the “Note”) issued by USMD Holdings, Inc. (the “Company”). Capitalized terms used but not defined herein shall have the meanings given to them in the Note.                      owns and proposes to transfer the Note, in the principal amount of $                    , to us. We are delivering this letter in connection with such transfer and we hereby confirm that:

(i)	We are an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	Any purchase or receipt of the Note by us will be for investment purposes and for our own account, not as a nominee or agent;

(iii)	We have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of purchasing or receiving the Note;

(iv)	We do not have need for liquidity in our investment in the Note, we have the ability to bear the economic risks of our investment in the Note for an indefinite period of time and we are able to afford the complete loss of our investment in the Note;

(v)	We are not acquiring the Note with a view to any distribution thereof in a transaction that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction, and we have no present intention of selling, granting any participation in, or otherwise distributing the same;

(vi)	We have had access to such information regarding the Company necessary in order for us to make an informed decision and any such information which we have requested have been made available for us or our attorney, accountant, or advisor; and

(vii)	We or our attorney, accountant, or advisor have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company concerning the business, management and financial affairs of the Company and the terms and conditions of the acquisition by us of the Note and all such questions have been answered to our full satisfaction, and we have acquired sufficient information about the Company to make an informed and knowledgeable decision to acquire the Note.

We understand that the Note has not been registered under the Securities Act, and we agree, on our own behalf and on behalf of each account for which we acquire any Note, that such Note may be offered, resold, pledged or otherwise transferred only (a) in accordance with an exemption from the registration requirements of the Securities Act, (b) to the Company or (c) pursuant to an effective registration statement, and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

We acknowledge that the Company and others will rely upon our confirmations, acknowledgements and agreements set forth herein, and we agree to notify you promptly in writing if any of our representations or warranties herein ceases to be accurate and complete.

If an individual:

Signature:

Printed Name:

Address:

Social Security No.:

If an entity:

Name of entity:

Signature:

Printed Name:

Title:

Address:

Taxpayer ID No.: